As filed with the Securities and Exchange Commission on August 27, 2010
Registration No. 333-167663

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZHONG WEN INTERNATIONAL HOLDING CO., LTD.

Delaware	3569	Applied For
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zhong Wen International Holding Co., Ltd.
Room 1101, 11/F., Shun Kwong Commercial Building, No.8 Des Vouex Road West, Hong Kong
852-253 03798 .

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
302.658.7581

Copies to:

The Law Office of Stephen E. Rounds
1544 York Street, Suite 110
Denver, Colorado 80206
T. 303.377.6997  F. 303.377.0231

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price per share(2)	Proposed Maximum Aggregate Offering price(1)(2)	Amount of Registration Fee
Common Stock, par value $.001 per share	578,000	$0.25	$144,500	$10.30

(1) There is no market for our common stock. Estimated in accordance with Rule 457(g) of the Securities Act of 1933 solely to compute the registration fee.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as $71.30 for each $1,000,000 of the maximum aggregate offering price.

(3) Represents shares of our common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

We will amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

Explanatory Note

This Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Reg. No. 333-167663) amends Part II of the Registration Statement to file the executed Sales Agency Agreement as Exhibit 10.1.  No other changes have been made to Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by the Company in connection with the issuance of the securities being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling shareholders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee	$10.00
Legal Fees and Expenses*	$40,000.00
Accounting Fees and Expenses*	$5,000.00
Miscellaneous*	0
Total*	$45.013.00
* Estimated

Item 14.  Indemnification of Directors and Officers

Pursuant to Section 145 of the Delaware Corporation Code, the Company, as a Delaware corporation, has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of a corporation, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

With regard to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15.  Recent Sales of Unregistered Securities

On June 10, 2010, the Company sold 400,000 shares of common stock to 20 persons, for a price of $0.10 per share, for aggregate cash proceeds of $40,000.00.  Seventeen of the investors are citizens of and resident in the PRC; three of the investors are entities organized under the laws of jurisdictions outside the United States, with the officers and shareholder of each such entity being citizens of and resident in the PRC.  All shares were issued as restricted securities as that term is defined in Rule 144.  The 400,000 shares were forward split on a 10 for 1 basis (into 4,000,000 shares) in July 2010.  No additional consideration was paid by the shareholders in connection with the forward split

The Company claims the exemption available under section 4(2) of the 1933 Act.  No general solicitation was used in the offering; each investor had a previous relationship with the officers of the Company; each investor was provided, prior to the event of sale, all information about the Company sufficient for the making of an informed investment decision; and the offering was conducted only in the PRC.  No commission or other compensation was paid by anyone in connection with the offering.

Item 16.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.  Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1*	Certificate of Incorporation.

3.1(a)*	Amendment to Certificate of Incorporation

3.2*	Bylaws

5.1*	Legal Opinion of the Law Office of Stephen E. Rounds

10.1**	Sales Agency Agreement dated and executed June 23, 2010

23.1*	Consent of HLB Hodgson Impey Cheng Chartered Accountants and Certified Public Accountants

23.2*	Consent of the Law Office of Stephen E. Rounds (included in Exhibit 5.1)

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment number 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on August 27, 2010.

Zhong Wen International Holding Co., Ltd.
(Registrant)

By:	/s/ Sun Hongyi
Sun Hongyi,
President, Chief Executive Officer, and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

August 27, 2010	/s/ Sun Hongyi,
Sole Director